Exhibit 99.9

FOR IMMEDIATE RELEASE		January 30, 2008
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 2
Analyst Contacts:	Rebecca Hickman, (602) 250-5668
Lisa Malagon, (602) 250-5671
Web site:	www.pinnaclewest.com
PINNACLE WEST REPORTS LOWER FOURTH QUARTER EARNINGS
APS Quarterly Results Down 98 Percent
PHOENIX — Pinnacle West Capital Corporation (NYSE: PNW) today reported consolidated net income for the quarter ended December 31, 2007, of $2.9 million, or $0.03 per diluted share of common stock. This result compares with net income of $18.5 million, or $0.18 per diluted share, for the same quarter a year ago.
The quarterly results were impacted by lower results from the Company’s utility and real estate operations. Arizona Public Service (APS), the Company’s principal subsidiary, reported net income of $0.3 million, compared with earnings of $12.9 million for the same period a year ago. In addition, real estate subsidiary SunCor Development Co. reported lower net income of $8.1 million, compared with $11.4 million in the final quarter of 2006, reflecting a continued slowdown in the western U.S. real estate markets.
The 2007 fourth-quarter earnings were negatively impacted by increased operation and maintenance costs primarily related to power plant maintenance and planned overhauls, as well as higher customer service, depreciation and other growth-related costs. These factors more than offset increased retail sales at APS primarily due to customer growth of 2.6 percent.
“Arizona’s growth and the increasing demand for energy require additional capital investment,” said Chairman Bill Post. “Meeting this growth — and finding a way to effectively pay for and recover the associated costs — will require a transparent, collaborative and forward-looking process with all our stakeholders. We are committed to working with our customers, communities and regulators to find solutions to these challenges.”
Post added that in 2007 the Company’s employees continued meeting the challenges of growth in Arizona. The Company recorded all-time best results in measures such as customer outage frequency and average outage duration, all while setting 35,000 new meters and managing one of the hottest summers on record. APS’ top-tier customer service also was recognized in 2007 survey results from J.D. Power and Associates. APS was rated number two among investor-owned electric utilities in the West for superior customer satisfaction by both residential and business customers.

PINNACLE WEST FOURTH QUARTER EARNINGS	January 30, 2008

For the year 2007 as a whole, Pinnacle West’s consolidated net income decreased 6 percent to $307.1 million, or $3.05 per share, compared with 2006 net income of $327.3 million, or $3.27 per diluted share. APS reported earnings of $283.9 million during the same period compared with $269.7 million in 2006. And, SunCor reported net income of $23.7 million, down from $60.5 million for the same period a year ago.
For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/financials.
Conference Call
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2007 fourth-quarter earnings and year-end results, as well as recent developments at 11 a.m. (ET) today, January 30. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 356-3961 and enter conference ID number 28391511. A replay of the call also will be available until 11:55 p.m. (ET), Thursday, February 7, 2008, by calling (800) 642-1687 in the U.S. and Canada or (706) 645-9291 internationally and entering the same reservation number.
Pinnacle West is a Phoenix-based company with consolidated assets of about $11 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States. It also develops residential, commercial, and industrial real estate projects.

PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
( in thousands, except per share amounts)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
	2007	2006	2007	2006
Operating Revenues
Regulated electricity segment	$627,096	$569,213	$2,918,163	$2,635,036
Real estate segment	42,055	81,470	215,068	399,798
Marketing and trading	78,060	71,390	342,371	330,742
Other revenues	11,905	7,999	48,018	36,172

Total	759,116	730,072	3,523,620	3,401,748

Operating Expenses
Regulated electricity segment fuel and purchased power	259,991	225,160	1,140,923	960,649
Real estate segment operations	39,918	76,266	193,926	324,861
Marketing and trading fuel and purchased power	67,899	62,840	294,236	290,637
Operations and maintenance	207,398	180,122	734,705	691,277
Depreciation and amortization	95,921	91,336	373,436	358,644
Taxes other than income taxes	23,802	28,425	128,218	128,395
Other expenses	10,388	5,853	38,925	28,415

Total	705,317	670,002	2,904,369	2,782,878

Operating Income	53,799	60,070	619,251	618,870

Other
Allowance for equity funds used during construction	6,321	3,700	21,195	14,312
Other income	12,718	9,568	24,694	44,016
Other expense	(12,198)	(14,847)	(25,883)	(27,800)

Total	6,841	(1,579)	20,006	30,528

Interest Expense
Interest charges	54,268	52,841	212,620	196,826
Capitalized interest	(7,608)	(6,394)	(23,063)	(20,989)

Total	46,660	46,447	189,557	175,837

Income From Continuing Operations Before Income Taxes	13,980	12,044	449,700	473,561

Income Taxes	10,492	1,518	150,920	156,418

Income From Continuing Operations	3,488	10,526	298,780	317,143

Income (Loss) From Discontinued Operations
Net of Income Taxes	(577)	7,953	8,363	10,112

Net Income	$2,911	$18,479	$307,143	$327,255

Weighted—Average Common Shares Outstanding — Basic	100,420	99,832	100,256	99,417

Weighted-Average Common Shares Outstanding — Diluted	100,963	100,474	100,835	100,010

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations — basic	$0.03	$0.11	$2.98	$3.19
Net income — basic	$0.03	$0.19	$3.06	$3.29
Income from continuing operations — diluted	$0.03	$0.10	$2.96	$3.17
Net income — diluted	$0.03	$0.18	$3.05	$3.27